EXHIBIT 99.6

ACTONA TECHNOLOGIES, INC.

The “Company”

Date:

Grant Letter

2003 Stock Option Plan

To the Participant,                          , ID

1.	You are hereby notified that on _________ the Board of Directors of the Company has resolved that you shall be granted ____________options, each to purchase one Ordinary Share of the Company, par value US$ ______, at an exercise price per share of US$ ______ (the “Options”).

2.	The Options, shares resulting from their exercise (“Shares”) and any additional rights including bonus shares that may be distributed to you in connection with the Options (“Additional Rights”), shall be allocated on your behalf to the Trustee - the Employees Remuneration Trust Company (“the Trustee”).

3.	The Options, Shares and Additional Rights shall be allocated on your behalf to the Trustee under the provisions of the ___________ tax track and will be held by the Trustee for the period stated in Section 102 of the Israeli Income Tax Ordinance, 1961, and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003, promulgated thereunder (together, “Section 102”).

4.	The Options, Shares and Additional Rights are granted to you and allocated to the Trustee according to the provisions of Section 102, and pursuant to the 2003 Stock Option Plan adopted by the Company (“Plan”) and the Trust Agreement signed between the Company and the Trustee (the “Trust Agreement”), both attached herewith and made a part of this Grant Letter.

5.	Unless otherwise determined by the Administrator, all Options granted to you on the date of this Grant Letter (the “Commencement Date”) shall, subject to your continued employment with or service to the Company or an Affiliate (as defined in the Plan), become vested and exercisable in accordance with the following vesting schedule:

(A)	% of the Options shall vest on the first anniversary of the Commencement Date.

(B)	% of the Options shall vest on each subsequent anniversary of the Commencement Date.

In accordance with the above, all Options shall become fully vested by the             th anniversary of the Commencement Date.

6.	The Options are granted to you on condition that you sign the Approval of the Participant provided below.

Actona Technologies, Inc.	Date

APPROVAL OF THE PARTICIPANT:

I                         , I.D.                                               , hereby agree that the Company allocate Options on my behalf under the Plan.

I hereby agree that all the Options, Shares and Additional Rights granted to me, shall be allocated to the Trustee under the provisions of the                          tax track and shall be held by the Trustee for the period stated in Section 102 and in accordance with the provisions of the Trust Agreement, or for a shorter period if an approval is received from the tax authorities.

I am aware of the fact that upon termination of my employment with the Company or an Affiliate, I shall not have any right with respect to the Options, except as specified in the Plan.

I hereby confirm that:

1.	I read the Plan and I understand and accept its terms and conditions, and I am aware of the fact that the Company agrees to grant me the Options based on my confirmation;

2.	I understand the provisions of Section 102 and the applicable tax track of this grant of Options;

3.	I agree to the terms and conditions of the Trust Agreement;

4.	subject to the provisions of Section 102, I confirm that I shall not sell or transfer the Options, Shares or Additional Rights from the Trustee, until the end of the Holding Period;

5.	if I shall sell or transfer the Options, Shares or Additional Rights from the Trustee before the end of the Holding Period as defined in Section 102 (a “Violation”), then I agree (A) to reimburse the Company within three (3) days of its demand for the employer portion of the payment by the Company to the National Insurance Institute plus linkage and interest in accordance with the law, as well as any other expense that the Company shall bear as a result of the Violation (all such amounts defined as the “Payment”), or (B) that the Company may, in its sole discretion, deduct the amount of the Payment directly from any monies due to be paid to me as a result of my disposition of the Shares;

6.	I understand that this grant of Options is conditioned upon the receipt of all required approvals from the tax authorities; and

7.	I hereby confirm that I read this letter thoroughly, received all the clarifications and explanations I requested, and understand the contents of this letter and the obligations I undertake in signing it.

All defined terms in this Approval shall have the meaning ascribed to them in the Grant Letter of which this Approval is a part, unless otherwise expressly stated herein.

Name of Participant	Signature	Date

EXHIBIT A

2003 STOCK OPTION PLAN

EXERCISE NOTICE

Actona Technologies, Inc.

Attention: Chief Executive Officer

16795 Lark Ave. Suite 101

Los Gatos, CA 95032

1. Exercise of Option. Effective as of today,                     ,         , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase                      shares of the Common Stock (the “Shares”) of Actona Technologies, Inc. (the “Company”) under and pursuant to the 2003 Stock Option Plan (the “Plan”) and the Grant Letter dated                      (the “Grant Letter”).

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares in cash or by check payable to the Company, as set forth in the Grant Letter, and any and all withholding taxes due in connection with the exercise of the Option.

3. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan, this Exercise Notice, the Trust Agreement and the Grant Letter and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised in accordance with the Grant Letter and this Exercise Notice. No adjustment to the Shares shall be made for a dividend or other right for which the record date is prior to the date of issuance of the Shares.

5. Lock-Up Period. Optionee hereby agrees that Optionee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Company held by Optionee (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the United States Securities Act of 1933, as amended. Optionee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Optionee agrees that the shares acquired pursuant to the Option shall be bound by this Section 5.

6. Tax Consultation. Optionee understands that the exercise of the Optionee’s optionee, purchase or disposition of the Shares may result in certain tax consequences under Israeli and other applicable tax laws. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice. Optionee understands and agrees that the Company shall have the right to deduct from payments of any kind otherwise due to Optionee any Israeli or other taxes of any kind required by law to be withheld with respect to the Shares.

7. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STAND-OFF PROVISION, AS SET FORTH IN THE PURCHASE AGREEMENT BETWEEN THE ISSUER AND PURCHASER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH MARKET STAND-OFF PROVISIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

(b) Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Exercise Notice or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

8. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

9. Governing Law; Severability. This Exercise Notice is governed by the laws of the State of California, United States. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining sections, without such provision, of this Exercise Notice will continue in full force and effect.

10. Entire Agreement. The Plan, the Trust Agreement and Grant Letter are incorporated herein by reference. This Exercise Notice, the Plan, the Grant Letter, the Trust Agreement and the Investment Representation Statement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:

OPTIONEE	ACTONA TECHNOLOGIES, INC.

Signature	By

«Name»
Print Name	Title

Address:	Address:
«Address»	16795 Lark Avenue, Suite 101 Los Gatos, CA 95032

Date Received

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

OPTIONEE:	_________________________

COMPANY:	ACTONA TECHNOLOGIES, INC.

SECURITY:	COMMON STOCK

AMOUNT:	$

DATE:

In connection with the purchase of the above-listed Securities, the undersigned Optionee represents to the Company the following:

1. Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Optionee is acquiring these Securities for investment for Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2. Optionee acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Optionee’s investment intent as expressed herein. In this connection, Optionee understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Optionee’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Optionee further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the Securities. Optionee understands that the certificate evidencing the Securities will be imprinted with any legend required under applicable state securities laws.

3. Optionee is familiar with the provisions of Rule 701 and Rule 144, each promulgated under the Securities Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. Rule 701 provides that if the issuer qualifies under Rule 701 at the time of the grant of the Option to the Optionee, the exercise will be exempt from registration under the Securities Act. In the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, ninety (90) days thereafter (or such longer period as any market stand-off agreement may require) the Securities exempt under Rule 701 may be resold, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (1) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Securities Exchange Act of 1934); and, in the case of an affiliate, (2) the availability of certain public information about the Company, (3) the amount of Securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable.

4. In the event that the Company does not qualify under Rule 701 at the time of grant of the Option, then the Securities may be resold in certain limited circumstances subject to the provisions of Rule 144, which requires the resale to occur not less than one year after the later of the date the Securities were sold by the Company or the date the Securities were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of acquisition of the Securities by an affiliate, or by a non-affiliate who subsequently holds the Securities less than two years, the satisfaction of the conditions set forth in sections (1), (2), (3) and (4) of the paragraph immediately above

5. Optionee further understands that in the event all of the applicable requirements of Rule 701 or 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rules 144 and 701 are not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144 or 701 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Optionee understands that no assurances can be given that any such other registration exemption will be available in such event.

Signature of Optionee: